Exhibit 99.1

TapImmune Inc. Enters into Definitive Agreements to Raise

$6.82 Million in a Private Placement from Accredited Investors and from the Exercise of Warrants by Existing Institutional Investors

JACKSONVILLE, Florida, June 22, 2017 / TapImmune Inc. (Nasdaq Capital Market: TPIV), a clinical-stage immuno-oncology company specializing in the development of immunotherapies targeting women’s cancers, announced today that is has entered into definitive subscription agreements to raise aggregate gross proceeds of approximately $6.82 million in a private placement transaction with accredited investors and from the exercise of certain outstanding Series E warrants by certain existing institutional investors. The closings of the transactions are subject to delivery of funds from the investors and are expected to occur on June 26, 2017.

Glynn Wilson, Chairman and CEO of TapImmune, stated: “We are pleased with the continued interest and investment in TapImmune which will fund us through several significant clinical milestones in the advancement of our novel T-cell vaccines for breast and ovarian cancer. In addition, we believe that the warrant exercise illustrates the support our current investors have for our continued progress and successful clinical execution. We believe that these events can provide a catalyst for our future growth in one of the most rapidly growing sectors of the oncology market.”

TapImmune expects to use the net proceeds for general corporate purposes, including clinical trial expenses and research and development expenses over the next 18 months. The Company expects to achieve a number of clinical milestones this year, including publication of the Phase I trial results for TPIV 200 to include safety, survival and overall immune responses. Currently TPIV 200, a T-cell cancer vaccine targeting folate receptor alpha, is being evaluated in three Phase 2 trials with a fourth planned to start in the fourth quarter of this year. One study is being run at the Mayo clinic and funded by a grant from the U.S. Department of Defense targeting triple-negative breast cancer. A second study is ongoing in platinum-resistant ovarian cancer at Memorial Sloan Kettering Cancer Center in New York City in collaboration with AstraZeneca. TapImmune is also sponsoring the final two studies in platinum-sensitive ovarian and triple-negative breast cancer. TapImmune plans to fund these studies as well as begin clinical development of its Her2/neu vaccine candidate TPIV 110.

In the private placement transaction, TapImmune has agreed to sell 1,503,491 shares of common stock for $3.97 per share (the consolidated closing bid price for the common stock on June 21, 2017) and five-year warrants to purchase an equal number of shares of common stock, at an exercise price of $3.97 per share, for $0.125 per warrant, with the shares and warrants being sold as a unit for a total of $4.095 per unit.  In addition, the Company reduced the exercise price for the warrants to purchase an aggregate of 653,187 shares of common stock issued to investors in the private placement that closed in August 2016 from $6.00 per share to $3.97 per share.  Investors in the current private placement transaction also paid the Company $0.125 for each share subject to such investor’s 2016 warrant.

Katalyst Securities served as the placement agent for the private placement transaction.

TapImmune and certain existing institutional investors, who are holders of various warrants to purchase shares of Company common stock, entered into Warrant Exercise Agreements in which the Company agreed to reduce the exercise price for a portion of the investors’ existing Series E warrants from $15.00 per share to $3.97 per share, provided that the investors exercise such portion of the warrants immediately, for aggregate proceeds of approximately $666,666, with the exercise price for 75% of the remainder of the investors’ Series E warrants being reduced from $15.00 per share to $4.50 per share. The remainder of such investors’ Series E warrants would retain their current exercise price. Additionally, the exercise price for 75% of such investors’ other warrants (other than Series A warrants) warrants will be reduced to $4.00 per share.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement, and the shares of common stock issuable under the warrants issued in the private placement, including the warrants issued to Katalyst Securities.

TapImmune is filing today a Current Report on Form 8-K with the SEC that provides additional details regarding these matters, pending closing, and readers are encouraged to read such Form 8-K and the exhibits thereto in their entirety.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About TapImmune Inc.

TapImmune Inc. is a leader in the immunotherapy of woman’s cancers advancing multiple Phase 2 and Phase 1b/2 clinical studies for the treatment of ovarian and breast cancer. The Company’s peptide- or nucleic acid-based immunotherapeutic products comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patient’s killer T cells and helper T cells, and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities.

Please visit the Company’s website at www.tapimmune.com for more details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development, the ability to successfully commercialize TPIV 200, as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACT:

TapImmune Inc.

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541

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